Exhibit 10.8
April 17, 2007
Mr. David J. Sibits
6333 Rockledge Dr.
Brecksville, Ohio 44141-1745
(440)838-1560
Dear Dave,
Please accept this letter as confirmation of CBIZ, Inc.’s (“CBIZ”) offer to you of employment as Senior Vice President, Financial Services. As agreed, your compensation will include an initial base salary at a rate of $425,000 per annum and an opportunity to earn a bonus in accordance with the terms of the 2007 Executive Incentive Plan, a copy of which is attached. Under that Plan, your position is designated as one of the two “Senior Vice President of Field Operations” posts. Beginning in 2008, your base salary and bonus opportunity will be reviewed and may be adjusted from time to time.
The Compensation Committee of the Board of Directors will be requested to grant to you options to purchase 20,000 shares of CBIZ’s common stock at the NYSE closing price on the date of such grant (the “Stock Options”). The Stock Options shall vest in equal 25% increments over four years, beginning on the first anniversary of the date of the grant, and shall expire on the sixth anniversary of the grant date. The Compensation Committee will also be asked to award you a grant of 12,000 restricted shares (the “Restricted Shares”). The restrictions on the Restricted Shares shall expire in equal 25% increments over four years, beginning on the first anniversary of the date of the grant. The Restricted Shares shall be fully vested on the fourth anniversary of the grant date. The vesting, termination, and other terms of the Stock Options and Restricted Shares shall occur and exist pursuant to the terms and conditions described in the Amended and Restated 2002 Stock Incentive Plan, as the same may be amended from time to time.
As an employee of CBIZ you will be eligible for all benefits provided to all other full-time associates having a similar position, responsibility, and tenure. Katy Gisztl will provide you detailed information on the CBIZ benefits plan as a part of your orientation. You may call Katy at (216) 525-1941 if you have any specific questions or concerns regarding benefits. As you know, in the ordinary course of business, pay and benefits plans evolve as laws, employee, and/or business needs change. If, in the future, it becomes necessary to change any of the benefit or compensation plans currently in effect, these changes will apply to you as they do to other eligible employees.
This is an exempt position initially reporting to me in my capacity as President. Your offer of employment with CBIZ is conditioned upon your execution and delivery to CBIZ of the enclosed Confidentiality, Non-Solicitation, and Non-Competition Agreement and upon achieving successful results in both the reference and background checks.
This letter and the Confidentiality, Non-Solicitation, and Non-Competition Agreement do not constitute contracts of employment. As an employee of CBIZ you are an employee-at-will.
Please evidence your acceptance of this offer by executing this letter and the enclosed Confidentiality, Non-Solicitation, and Non-Competition Agreement and returning the original to Katy Gisztl at your earliest convenience.

I am truly pleased to have you as part of our team and look forward to working with you. If there is anything further I can do to assist you, please contact me at (216) 525-1999.
Welcome to CBIZ!
Sincerely,
Jerome P. Grisko, Jr.
Agreed to and accepted:

David J. Sibits	Date
Cc:     Personnel file